Exhibit 10.2

DISTRIBUTION AGREEMENT

The Distribution Agreement (the "Agreement") is entered into as of March 2007 (the "Execution Date") but effective as or January 1, 2007 (the Effective Date") between Platinum Studios, Inc. ("Platinum") and Top Cow Productions, Inc. ("Top Cow"), with reference to the following:

WHEREAS, Top Cow is party to a print-publishing distribution agreement with Image Comics, Inc. ("Image"), which is a party to a Sales Agent Agreement with Diamond Comic Distributors, Inc. ("Diamond");

WHEREAS. Platinum and Top Cow desire to enter into an agreement pursuant to which Top Cow will cause the distribution of certain of Platinum's comics and graphic novels through Diamond's agreement with Image, all under the terms and conditions set forth below;

1.  (a)           Top Cow shall distribute printed copies of Platinum's comic-hook and graphic-novel properties that have been designated by Platinum and approved by Top Cow ("Comic Properties") through Diamond (via the Image's agreement with Diamond) during the Term (defined below), which approval shall not be unreasonably withheld; provided that, if at anytime during the Term, the majority of Top Cow's own titles arc solicited in a section of previews other than the Image section, then Top Cow shall provide Platinum with the similar placement through Diamond (but subordinate to Top Cow's own titles) that Top Cow receives for its own titles. Comic Properties shall include, without limitation, Platinum's "Kiss" Comic Properties ("Kiss Tides"). As part of its services hereunder, Top Cow shall provide the services listed in Exhibit ''A" attached hereto. Platinum grants to Top Cow all rights necessary (whether under copyright, trademark, or otherwise) to perform all of Top Cow's obligations hereunder.

(b)           If, at any time during the 'Fenn, Top Cow enters into an agreement to distribute all or substantially all of its printed comics to the "direct market" through channels other than Diamond ("Other Distribution Channels"), Platinum shall have the option to have the Comic Properties distributed through such Other Distribution Channels, as well, on terms to be negotiated in good faith.

2.  Top Cow shall not be obligated to distribute hereunder more than 60 Comic Properties per year ("Comics Titles Maximum"), excluding variant-cover and limited editions of Comic Properties ("Variant Covers"). Notwithstanding the foregoing, Top Cow shall also distribute hereunder up to 24 Kiss Titles ("Kiss 'Titles Maximum") per year.

(b)           Subject to timely delivery, Top Cow's approval as set forth in Section

(a) above, and no more than one full-page per item, and provided Platinum shall solicitat least two titles for the month in question, Top Cow shall provide two full pages in Diamond's "Previews" catalogue (the "Diamond Catalogue") each month of the Term for Comic Properties solicitations.

3.	During the Term:

(a)  .1-op Cow shall he responsible for arranging the printing of all Comic Properties listed with Diamond pursuant hereto at prices at least equal to the prices charged by the same printer for Top Cow's own regular titles, but Top Caw's obligations extend only to standard printing, and do not include enhanced versions (such as, without limitation, 3D effects, foils, or other special effects);

(b)  Top Cow shall provide to Platinum at no additional charge forty-four (44) standard-sized pages of standard comic-book lettering (no obligation to hand letter) per month of the Term for Comic Properties.

(c)           Top Cow shall be responsible for collecting, either directly or via Image,

all monies payable to Platinum by Diamond for sales of Comic Properties and Ancillary Products hereunder; but Top Cow shall have no obligation to litigate, w arbitrate, or to use third-party collectors:, provided, however, that Top Cow covenants and agrees to employ the general level of efforts to collect monies payable to Platinum hereunder as it uses to collect monies payable directly to Top Cow for Top Cow's own properties from Image and/or Diamond.

4.          Top Cow shall be entitled to receive the following:

(a)           $3,000.00 for each Comic Property listed with Diamond (the "Listing

Fee"), provided that no Listing Fee shall be payable for variant covers of a Comic Property listed with Diamond. The Listing lee for a Comic Property shall he due and payable to Top Cow as of the date that Diamond publishes its preview book listing such Comic Property.

(b)           ten percent (10%) of Net Revenues, defined below ("Top Cow Receipts"); "Net Revenues" shall mean the gross revenues paid or credited by Diamond to Image or Top Cow for sales of Comic Properties and Variant Covers ("Gross Revenues") less only

(A) the actual, documented, out-of-pocket printing eosts,

(B) Diamond's direct marketing set-vices costs which are incurred at the request of Platinum; (C) audit and other documented collection costs (pro-rated); (D) the Listing Fee, but only if not previously paid by Platinum as set forth in Section 4 (a) above; (E) other directly related costs incurred by Top Cow or Image in connection with the Comic Properties that have been approved by Platinum (the "Costs"). Top Cow does not represent or warrant that there will he any Net Revenues; and

(c)           a nonrefundable fee of Fifty Thousand US Dollars (US $50,000) (the "Distribution Fee") payable on the execution hereoll The timely receipt of portion of this fee shall be a condition precedent to the continuing effectiveness of any of Top Cow's obligations hereunder.

(d)           Not more frequently than once per calendar month, Top Cow shall provide Platinum with an invoice for Costs not recouped from Gross Revenues, if any, together with any appropriate documentation. Platinum shall remit payment to Top Cow for such recouped Costs within thirty days following receipt of such invoice. Any disputes shall be resolved via arbitration as set forth in Section 11(c) below.

5.           (a)           Within thirty days of receipt by Top Cow of Gross Revenues (either directly from Diamond or from Image), Top Cow shall remit to Platinum 90% of Net Revenues (the "Platinum Receipts") derived from those Gross Revenues hereunder.

(b)  Within thirty (30) days of the end of each calendar month during the Term and, to the extent applicable, following any expiration or termination of this Agreement, Top Cow shall provide to Platinum a written report of all Net Revenues received by image and/or 'Fop Cow during said calendar month, together with a. calculation of the Platinum Book Receipts and Platinum Product Receipts due thereon, including all deductions made for Costs broken out on a title-by-title and product-byproduct basis (each, a "Monthly Fee Report"). Simultaneously with the delivery of the Monthly Fee Report to Platinum. Top Cow shall remit to Platinum the Platinum Book Receipts and the Platinum Product Receipts shown on such Monthly lee Report to he due and owing to Platinum, less any Platinum Book Receipts and/or Platinum Product Receipts already paid by Top Cow in respect of such Monthly Fee Report pursuant to Section 5(a) above. All amounts payable hereunder are to be in United States Dollars.

(c)             Audit Rights. Platinum shall have the right during the Term and, to the extent applicable, following any expiration or termination of this Agreement, at its own expense and during reasonable business hours, to have an independent certified public accounting firm examine the relevant books and records of account of Top Cow regarding Net Revenues, Platinum Receipts, Top Cow Receipts, listing Fees and Costs, to determine whether appropriate accounting and payment of Platinum Receipts has been made under the Monthly Fee Reports; provided that Platinum shall be prohibited from exercising such inspection rights (i) with respect to Platinum Receipts payable under any Monthly Fee Report more than eighteen months following delivery of such Monthly Fee Report to Platinum; and (ii) more often than once each twelve-month period. If any such audit accurately discloses that Top Cow underpaid Platinum Receipts due hereunder, then absent any dispute by Top Cow, Top Cow covenants and agrees to pay Platinum, within five (5) business days of such disclosure, an amount equal to the deficient amount disclosed by such audit. If the amount of additional Platinum Receipts shown by such audit to be owed by Top Cow for such time period shall be in amount in excess of ten percent (10%) of the aggregate amount of Platinum Receipts actually paid by Top Cow during the same time period (and also not less than $5,000), then Top Cow shall reimburse Platinum for all costs and expense incurred in conducting such audit within ten days of submission to Top Cow of a written invoice for all such costs and expense. In the event of any dispute under this Section, the parties shall submit to binding arbitration as sct forth in Section I 1(d) hereof within sixty days of such dispute arising.

6.          (a)          The term of this Agreement (the "Term") will commence on the Effective Date and will continue for one year, unless earlier terminated pursuant to the provisions of Section 6(h) below. For purposes of clarification, Platinum shall be prohibited from submitting solicitations to Top Cow hereunder if such solicitations would appear in the Diamond previews catalogue after December 31, 2007.

(b)            The Temi may be terminated by either party hereto in accordance with the following;

(i)  upon thirty days prior written notice detailing a material breach of this Agreement that remains uncured for said thirty-day period;

(ii)  immediately upon

(A)     Image or any party hereto filing a voluntary petition in bankruptcy or insolvency or petitions for reorganization under any bankruptcy law;

(B)     Image or any party hereto consenting or being subject to an involuntary petition in bankruptcy or if a receiving order is made against it under applicable bankruptcy legislation;

(C)     an order, judgment or decree by a court of competent jurisdiction, upon the application of a creditor, being entered approving a petition seeking reorganization or appointing a receiver, trustee or liquidator of all or a substantial part of the assets of Image or any party hereto and such order, judgment, or decree continues in effect for a period of thirty (30) consecutive days;

(iii)  upon at least ninety (90) days prior written notice to the other party here, without cause; or

(iv)  if either party ceases to conduct business.

7.          The provisions of Section 8, 9 and 11 shall survive any termination or expiration of this Agreement.

8.          (a)          Top Cow hereby represents and warrants to Platinum that

(i) it is fully authorized to execute this Agreement and perform its obligations hereunder in accordance with its terms,

(ii) the execution and performance of this Agreement by Top Cow does not and will not conflict with or violate the terms of any other agreements by which lop Cow is or may he hound; and

(iii) 'l'op Cow has the power, ability and authority to cause the listing of Comic Properties through Image's agreement with Diamond and the collection of Net Revenues form Diamond directly or through Image and the remittance of the Net Revenues as required hereunder.

    (b)     By Platinum. Platinum hereby represents and warrants to Top Cow that
(i) it is fully authorized to execute this Agreement and perform its obligations hereunder in accordance with its terms,

(ii) the execution and performance of this Agreement by Platinum does not and will not conflict with or violate the terms of any other agreements by which Platinum is or may be bound and Platinum's execution and performance hereof shall not violate any law, rule, or governmental regulation; (iii) neither the distribution of Platinum's Comic Properties as contemplated hereunder nor the performance by Platinum of its obligations hereunder, will violate or infringe any third party rights or interest; (iv) all the rights herein licensed to 'fop Cow are clear and unencumbered, and that there are no actions or claims pending or threatened in connection therewith; and (v) Top Cow shall have no obligation or liability whatsoever (e.g. to pay, to report, or otherwise) to any third party, whether artists, writers, other contributors, licensors, or owners as a result of its actions hereunder. In connection herewith, Platinum covenants and agrees to add Top Cow as an additional named insured under it Errors and Omissions Policy.

9.  Subject to the terms and conditions of this Agreement, (I) each party ("Inticmnitor") agrees to defend, hold harmless, and indemnify the other party, its employees, directors, officers and agents ("Indemnitee(s)") from and against all claims, actions, damages, and/or liabilities, together with any and all losses, lines, penabies, costs, and expenses, including, without limitation, attorneys' fees and expenses or penalties imposed by governmental entities (collectively, the "Liabilities") by reason of or resulting from any breach by Indemnitor of any of the provisions of this Agreement or any action or inaction of Indemnitor or its directors, officers, employees and agents that is illegal or constitutes gross negligence or intentional misconduct in the performance of Indemnitor's obligations under this Agreement; provided, however, that Inderrmitor's liability to an Indemnitee under this Section shall be reduced to the extent, and in the proportion, that such I ,iahilities have been proximately caused by any Indemnitee's negligence, recklessness, or intentional misconduct provided that Top Cow shall have no duty to investigate, review, or inquire about any Comic Property.

10.  The relationship of the parties established by this Agreement is that of independent contractors, and nothing contained in this Agreement should he construed to give either party the power to
(i) act as an agent or

(ii) direct or control the day-to-day activities of the other  All financial and other obligations associated with each party's business are the sole responsibility of that party.

I I.           (a)           Any notice required or permitted to be given under this Agreement will be effective if it is in writing and sent by prepaid certified or Express mail, or insured or overnight courier (i.e., FedEx, UPS, or DILL), return receipt requested, to the appropriate party at. the address set ihrth below and with the appropriate postage affixed or costs prepaid. Either party may change its address for receipt ornotice by notice to the other party in accordance with this Section. Notices are deemed given two business days following the date of mailing or one business day following delivery to a courier.

To Platnum:

Platinum Studios, Inc.
Attention: Brian Altounian, President 11400 W. Olympic Blvd., leFloor Los Angeles. CA 90064

Fax: (310) 887-3943

With a copy to:

Tide% Pretsky, Executive VP, Business Affairs & (ieneral Counsel Platinum Studios, Inc.
11400 W. Olympic Blvd., 141' Floor Los Angeles, CA 90064
Fax: (310) 887-3943

To Top Cow:

Top Cow Productions, Inc.
Attention: Mutt Hawkins
10350 Santa Monica Rlvd,, Suite 100 Los Angeles; CA 90025
Fax: (866) 221-3759

With a copy sent concurrently to:

Law Offices of Harris M. Miller II, P.C. 8424A Santa Monica Boulevard, #127 West Hollywood, CA 90069

Fax: (323) 656-0384

(a)  Other than payment of the Distribution Fee, nonperformance of either party will be excused to the extent that performance is rendered impossible by strike, Fire, flood, governmental acts, orders, restrictions, or any other reason where failure to perlbrrn is beyond the control and not caused by the negligence of the non-performing party.

(b)  This Agreement shall be governed by and construed in accordance with the laws of the Stale ot.California, without giving effect to provisions related to choice of laws or conflict or laws.

(c)  Any dispute regarding any aspect of this Agreement or any act which allegedly has or would violate any provision of this Agreement or any law (hereinafter "Arhitral Dispute") shall be submitted to arbitration in Los Angeles County, California, and selected in accordance with the Commercial Arbitration Rules of the American Arbitration Association, as the exclusive remedy for any such claim or Arbitral Dispute. The decision of the arbitrator shall be final, conclusive and binding upon the parties. Should any party to this Agreement pursue any Arbitral Dispute by any method other than said arbitration (except as required by law), the responding party shall be entitled to recover from the initiating party all damages, costs, expenses and attorneys' fees incurred as a result of such action.

(d)  The prevailing party in any action or Arhitral Dispute arising from or relating to this Agreement or a dispute between the parties is entitled to recover its costs, including reasonable attorney foes, in addition to any other relief to which it may be entitled. Any party in whose favor a judgment ur d;1,eeis.on has been entered shall also he entitled to recovery of its attorney's lees and costs in enforcing such judgment or decision.

(f)           The waiver by either party of any breach of this Agreement does not waive any other breach. The failure of any party to insist on strict performance of any covenant or obligation under this Agreement will not be a waiver of such party's right to demand strict compliance in the future, nor will the same be construed as a novation of this Agreement. If any part of this Agreement is unenforceable, the remaining portions of this Agreement will remain in full force and effect. The parties have had an equal opportunity to participate in the negotiation and drafting of this Agreement and the attached schedules and exhibits. No ambiguity will be construed against any party based upon a claim that that party drafted the ambiguous language. Whenever required by context, a singular number will include the plural, the plural number will include the singular, and the gender of any pronoun will include all genders

(g)  This Agreement, including any exhibits and schedules referred to herein, is the final and complete expression of all agreements between these parties and supersedes all previous oral and written agreements regarding these matters. It may be changed only by a written instrument signed by the party against whom en liffcemeni is sought.

(h)  The Agreement may be executed in counterparts, each of which will be deemed an original, but all of which taken together will constitute but one and the same instrument. The Agreement may be executed and delivered by facsimile or PDF and the parties agree that such execution and delivery will have the same force and effect as delivery of an original document with original signatures, and that each party may use such electronic signatures as evidence of the execution and delivery of this Agreement by all parties to the same extent that an original signature could he used.

(i)           Neither party may assign its rights and obligations under this Agreement without the written consent of the other, except pursuant to a merger, acquisition, or sale of all or substantially all of its assets, Subject to the foregoing, this Agreement will be binding upon and inure to the benefit of the parties and their successors and assigns. Any Assignee shall execute a counterpart of this Agreement and deliver it to the other party within Fifteen days of the assignment.

TOP COW P1 S 1NU.

President: IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above

PLATINUM STUDIOS, INC.

Date	By:	/s/ Brian Altounian
Brian Altounian
President

EXHIBIT A

ADDITIONAL SUPPORT SERVICES

*Trafficking of print quotes from Quebecor and other printers

*  Coordination of files and press time with Quebecor and other printers

*  Coordination of marketing services as they apply directly to Diamond Comic Distributors

*  Access to al] Diamond Comic Distributors marketing and other services at Image's preferred rates

*	Coordination of marketing services as they apply to direct-market retailers Facilitation or Diamond order codes for all product

*	Facilitation of UPC codes for all product

*	Coordination olPRIs (Print Run, Instructions) between Image and Diamond